Exhibit 10.7

July 19, 2013

Sarah Kalil

7 Fairway Drive

Stow, MA 01775

Dear Sarah:

On behalf of everyone at T2 Biosystems, I am very pleased to present to you this offer to join our team in the position of Chief Operating Officer. Your full-time start date will be August 12, 2013 and your first day in the office shall be August 20, 2013.

The attached page includes the pertinent information related to your offer. Please read it carefully and, if it is acceptable, sign and return one copy to me. If you have any questions, please contact me by phone at 781-457-1220, cell phone at 508 314-4859 or email at jmcdonough@t2biosystems.com.

Our mission is to improve lives throughout the world through the development of breakthrough medical diagnostic products based on our novel T2MR diagnostic detection method. You will play a pivotal leadership role in helping us to fulfill this mission and I hope to have the opportunity to work with you.

Sarah, I am thrilled to extend this offer to you and hope that you decide to accept it. I am confident that you will make significant contributions to our growth and future success.

Sincerely,

/s/ John McDonough
John McDonough
Chief Executive Officer & President

Enclosures

OFFER OF EMPLOYMENT

NAME:      Sarah Kalil

The following information constitutes our offer to you of the position of Chief Operating Officer with T2 Biosystems, Inc. (the “Company”).

Your starting base salary for this position is $9,583 which is paid on a semi-monthly basis. This is equivalent to an annualized base salary of $230,000.

T2 Biosystems, lnc. offers a range of fringe benefit plans, including time off, a 401(k) plan, and medical, dental, life, and disability insurances, for which you may be eligible. Some of these plans require that you share in the cost; some are paid for by the Company. Additional information will be made available to you once you begin your employment. These benefit plans may be subject to change, and the Company will do its best to provide advance notice.

Subject to the approval of the Board of Directors, you may be granted on option to purchase common stock of up to 1.0% of the outstanding shares of the Company at the fair market value established at the time of the option grant and according to the terms of the Employee Stock Option Agreement. The shares will vest over a 4-year period.

In the event of a Change of Control within 12 months of your employment start date, where you are no longer employed by the Company following the Change of Control, 50% of your unvested stock options shall immediately vest. In the event of a Change of Control alter 12 months of your employment start date, where you are no longer employed by the Company following the Change of Control, 100% of your unvested stock options shall immediately vest.

You will also be eligible for an annual bonus of up to 15% of your base salary based on corporate and personal objectives to be determined. The bonus will be earned and paid at the sole discretion of the Company.

The Company operates according to a set of policies, procedures, and practices, which will be discussed with you. These policies, etc., may be subject to change, at the Company’s discretion.

According to the laws of the Commonwealth of Massachusetts, your employment is “at will,” which means that either you or the Company may terminate your employment for any or no reason, with or without notice, at any time. This offer does riot constitute either an express or implied contact of employment.

We are required by the Department of Homeland Security to verify that all the Company’s employees are eligible to work in the United States. To fulfill this requirement, you must complete and sign an I-9 form and present certain documents that will verify the information you provided. This must be done in person within the first three days of employment, so please be prepared by bringing those documents with you on your first day. The list of acceptable documents is enclosed.

As a condition of employment, you must sign a copy of the Company’s Non-Compete, Non-Disclosure, Invention Disclosure Agreement.

This offer will expire on Monday, July 22, 2013. Should you accept the offer, please indicate so by signing and returning one copy of this page in the enclosed envelope so that it arrives no later than the expiration date.

/s/ [ILLEGIBLE]	7/19/2013
(Chief Executive Officer)	(DATE)

I accept the offer of employment as described herein.

/s/ Sarah O.Kalil	7/19/13
Sarah Kalil	(DATE)